As filed with the Securities and Exchange Commission on April 4, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PriceSmart, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0628530
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

9740 Scranton Road
San Diego, California 92121-1745
(Address, including zip code, of Registrant's principal executive offices)

The 2013 Equity Incentive Award Plan of PriceSmart, Inc.
(Full Title of the Plan)

Robert M. Gans, Esq. Executive Vice President, General Counsel and Secretary PriceSmart, Inc. 9740 Scranton Road San Diego, California 92121-1745 (858) 404-8800
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copies to:
Robert E. Burwell, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
44 Montgomery Street, 36th Floor | San Francisco, CA 94104
(415) 432-6107

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer  ☒     Accelerated filer ☐     Non-accelerated filer ☐    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.0001 par value	1,440,269 (2)	$77.83	$112,096,137	$15,290

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the 2013 Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of PriceSmart, Inc. (the “Company”).

(2)
Represents 1,440,269 shares of common stock of the Company that are or may become available for future issuance under the 2013 Equity Incentive Award Plan of the Company (the “2013 Plan”), consisting of (a) 600,000 new shares reserved for issuance under the 2013 Plan, plus (b) 195,595 shares of common stock of the Company that were previously registered by the Company and available for grant under The 1998 Equity Participation Plan of PriceSmart, Inc., The 2001 Equity Participation Plan of PriceSmart, Inc. and The 2002 Equity Participation Plan of PriceSmart, Inc. (the “Prior Plans”) but were not subject to outstanding awards on January 22, 2013 and are now available for grant under the 2013 Plan pursuant to Section 3.1 of the 2013 Plan, plus (c) up to 644,674 shares that were subject to outstanding awards under Prior Plans as of January 22, 2013 and that will become available for issuance under the 2013 Plan if such awards under the Prior Plans are forfeited, expire, are otherwise terminated, are settled for cash or otherwise do not result in the issuance of all or a portion of the shares subject to such award on or after January 22, 2013.

(3)
Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low selling price per share of common stock of the Company on March 28, 2013, as reported by the Nasdaq Global Select Market.

Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the above-named 2013 Plan are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will send or give the documents containing the information specified in Part I of Form S-8 to 2013 Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.  The Company does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	Annual Report on Form 10-K for the fiscal year ended August 31, 2012;

(2)	Quarterly Report on Form 10-Q for the quarter ended November 30, 2012;

(3)	Current Report on Form 8-K filed on January 23, 2013; and

(4)
The description of our common stock contained in the Amended Registration Statement on Form 10 filed with the SEC on August 13, 1997, including any amendments or reports filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Officers and directors of the Company are covered by the provisions of the Delaware General Corporation Law (“DGCL”), the Company's certificate of incorporation and bylaws, individual indemnification agreements with the Company and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

•	for any breach of the director's duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification and Insurance. As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The Company's certificate of incorporation generally provides for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law. In addition, the Company has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or obligation to indemnify him or her against such liability under the provisions of its certificate of incorporation or bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number

4.1
2013 Equity Incentive Award Plan of PriceSmart, Inc. (incorporated by reference to Appendix A to the definitive Proxy Statement for the Company's 2013 Annual Meeting of Stockholders filed with the Commission on December 5, 2012).

4.2	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan of PriceSmart, Inc.
4.3	Form of Restricted Stock Unit Agreement under the 2013 Equity Incentive Award Plan of PriceSmart, Inc. for Employees of Foreign Subsidiaries.
4.4	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2013 Equity Incentive Award Plan of PriceSmart, Inc.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of independent registered public accounting firm.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.  Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the 1934 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 4th day of April, 2013.
PriceSmart, Inc.

By:    /s/ Jose Luis Laparte
Name:     Jose Luis Laparte
Title:     Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jose Luis Laparte and John M. Heffner, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jose Luis Laparte	Chief Executive Officer and Director	April 4, 2013
Jose Luis Laparte	(Principal Executive Officer)

/s/ John M. Heffner	Chief Financial Officer	April 4, 2013
John M. Heffner	(Principal Financial and Accounting Officer)

/s/ Robert E. Price	Chairman of the Board of Directors	April 4, 2013
Robert E. Price

/s/ Sherry S. Bahrambeygui	Director	April 4, 2013
Sherry S. Bahrambeygui

/s/ Gonzalo Barrutieta	Director	April 4, 2013
Gonzalo Barrutieta

/s/ Katharine L. Hensley	Director	April 4, 2013
Katharine L. Hensley

/s/ Leon C. Janks	Director	April 4, 2013
Leon C. Janks

/s/ Mitchell G. Lynn	Director	April 4, 2013
Mitchell G. Lynn

/s/ Edgar Zurcher	Director	April 4, 2013
Edgar Zurcher

EXHIBIT INDEX

4.1
2013 Equity Incentive Award Plan of PriceSmart, Inc. (incorporated by reference to Appendix A to the definitive Proxy Statement for the Company's 2013 Annual Meeting of Stockholders filed with the Commission on December 5, 2012).

4.2	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan of PriceSmart, Inc.
4.3	Form of Restricted Stock Unit Agreement under the 2013 Equity Incentive Award Plan of PriceSmart, Inc. for Employees of Foreign Subsidiaries.
4.4	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2013 Equity Incentive Award Plan of PriceSmart, Inc.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of independent registered public accounting firm.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).